UNITED STATES BANKRUPTCY COURT
                           SOUTHERN DISTRICT OF TEXAS
                             CORPUS CHRISTI DIVISION


IN RE:                     ss.
                           ss.
PONDER INDUSTRIES, INC.,   ss.                CASE NO. 99-21792-C-11
                           ss.                (CHAPTER 11)
                           ss.
DEBTOR                     ss.


          DEBTOR'S SECOND AMENDED PLAN OF REORGANIZATION, AS MODIFIED,
              UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE
 -----------------------------------------------------------------------------


                                         Joel P. Kay, Esq.
                                         Robert K. Lum, Esq.
                                         SHEINFELD, MALEY & KAY, P.C.
                                         1001 Fannin Street, Suite 3700
                                         Houston, Texas  77002-6797
                                         Telephone: (713) 658-8881
                                         Telecopy:   (713) 658-9756

                                         ATTORNEYS FOR DEBTOR,
                                         PONDER INDUSTRIES, INC.


DATED: November _____, 2000

                         UNITED STATES BANKRUPTCY COURT
                           SOUTHERN DISTRICT OF TEXAS
                             CORPUS CHRISTI DIVISION


IN RE:                     ss.
                           ss.
PONDER INDUSTRIES, INC.,   ss.                CASE NO. 99-21792-C-11
                           ss.                (CHAPTER 11)
                           ss.
DEBTOR                     ss.


           DEBTOR'S SECOND AMENDED PLAN OF REORGANIZATION, AS MODIFIED
              UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE

         This Second Amended Plan of Reorganization, As Modified, Under Chapter 11 of the United States Bankruptcy Code (the "Plan") is proposed by Ponder Industries, Inc. ("Ponder," "Debtor" or "NEWCO," as applicable), pursuant to Sections 1121(a) and 1127, Title 11, United States Code, as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         Unless the context otherwise requires, the following capitalized terms shall have the following meanings in this Plan. Such meanings shall be equally applicable to both the singular and plural forms of such terms. The words "herein," "hereof," "hereunder" and other words of similar import refer to this Plan as a whole and not to any particular section, subsection or clause contained in this Plan unless the context requires otherwise. Whenever it appears appropriate from the context, each term stated in either the singular or the plural includes the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender include the masculine, feminine and neuter. Any capitalized term in this Plan which is not defined herein shall have the meaning assigned to such term by the Bankruptcy Code or the Bankruptcy Rules.

       1.1 Adjusted Amount: With respect to a Disputed Claim,(a) to the extent such Disputed Claim is a liquidated Claim, the maximum liquidated face amount of such Disputed Claim as asserted in the relevant proof of claim or such other amount as the Bankruptcy Court shall have determined on or prior to Effective Date, in accordance with the Bankruptcy Code is adequate for determining the amount of Cash or number of shares of NEWCO Common Stock to be deposited in the Disputed Claims Reserve Account on account of such Disputed Claim; and (b) to the extent that such Disputed Claim is a contingent or unliquidated Claim, an amount that the Bankruptcy Court shall determine on or prior to Effective Date, in accordance with the Debtor's Second Amended Plan of Reorganization Under Chapter 11 of the United States Bankruptcy Code Page 1 Bankruptcy Code is adequate for determining the amount of Cash or number of shares of NEWCO Common Stock to be deposited in the Disputed Claims Reserve Account on account of such Disputed Claim; in each case, such amount shall be the maximum allowable amount of such Claim unless the Bankruptcy Court shall order otherwise.

         1.2 Administrative Claim: A Claim for payment of an administrative expense of a kind specified in Section 503(b) of the Bankruptcy Code and referred to in Sections 507(a)(1) and 1114 of the Bankruptcy Code, including, without limitation, the actual, necessary costs and expenses incurred after the commencement of the Chapter 11 Case for preserving the estate and operating the business of the Debtor including wages, salaries or commissions for services, compensation for legal and other services and reimbursement of expenses awarded under Sections 330(a) or 331 of the Bankruptcy Code, costs of providing notices and ballots in connection with the Plan and of making distributions hereunder, taxes incurred after the Petition Date, and all fees and charges assessed against the estate under Chapter 123, Title 28, United States Code.

         1.3 Administrative Claims Bar Date: The last day for filing certain Administrative Claims in the Chapter 11 Case, to the extent fixed pursuant to an order of the Bankruptcy Court.

         1.4  Allowed   Administrative   Claim:   All  or  that  portion  of  an
Administrative Claim which (a) has become an Allowed Claim or (b) was incurred by the Debtor in the ordinary course of business during the Chapter 11 Case.

         1.5 Allowed Claim: All or that portion of a Claim, other than a Disputed Claim, as to which (a) on or by the Bar Date (i) no proof of claim was filed with the Bankruptcy Court to evidence such Claim and (ii) the liquidated and noncontingent amount is scheduled by the Debtor pursuant to the Bankruptcy Code as undisputed; (b) a proof of claim has been filed in a liquidated amount with the Court on or before the Bar Date or, in the case of an Administrative Claim subject to the Administrative Claims Bar Date, a proof of Administrative Claim has been filed on or before the Administrative Claims Bar Date, provided that (i) no objection to the allowance of such Claim or a motion to expunge such Claim has been interposed on or prior to the applicable Claims Objection Deadline or (ii) if such objection or motion has been filed, such Claim has been allowed in whole or in part by a Final Order; (c) a stipulation to the amount of such Claim has been signed by the Debtor and the respective Creditor and approved by a Final Order; or (d) is otherwise deemed allowed under this Plan.

         1.6 Allowed Convenience Claim: All or that portion of a Convenience Claim which has become an Allowed Claim.

         1.7 Allowed General Unsecured Claim: All or that portion of a General Unsecured Claim that has become an Allowed Claim. "Allowed General Unsecured Claim" shall not include interest on the principal amount of such claim or attorneys' fees after the Petition Date.

         1.8 Allowed Interest: Any Equity Interest exclusive of any shares of such stock held in treasury, which is registered as of the Record Date in such stock register as may be maintained by or on behalf of the Debtor and as to which no objection has been made or which has been allowed (and only to the extent allowed) by a Final Order.

         1.9 Allowed Priority Claim: All or that portion of a Priority Claim that has become an Allowed Claim.

         1.10 Allowed Priority Tax Claim: All or that portion of a Priority Tax Claim that has become an Allowed Claim.

         1.11 Allowed Secured Claim: All or that portion of a Secured Claim that
(a) has become an Allowed Claim and as to which the Lien securing same is valid, perfected and enforceable under applicable law and is not subject to avoidance under the Bankruptcy Code or other applicable non-bankruptcy law; (b) which is duly established in the Chapter 11 Case, but only to the extent of the value of the interest of the holder of such Secured Claim in the Debtor's interest in the Assets which the Bankruptcy Court finds to be valid Collateral for such Claim (except if the class of which such Claim is a part validly and timely makes the election provided for in Section 1111(b)(2) of the Bankruptcy Code, in which case the entire amount of the Allowed Claim shall be an Allowed Secured Claim); and (c) less all payments which have been made to the holder of such Claim on account of such Claim on or after the Petition Date.

         1.12 Assets: All right, title and interest in and to any and all property of every kind or nature, owned by the Debtor as of the Effective Date, including, but not limited to, property as defined in ss. 541 of the Bankruptcy Code (each identified item of property being herein sometimes referred to as an "asset") including, without limitation, Causes of Action, and Debtor's interest in applicable insurance policies.

         1.13 Balloting Agent: The Person approved by the Bankruptcy Court to act as balloting agent with respect to the Plan.

         1.14 Bankruptcy Code: The Bankruptcy Reform Act of 1978, as amended and codified in Title 11, United States Code.

         1.15 Bankruptcy Court or Court: The unit of the United States District Court for the Southern District of Texas, Corpus Christi Division, having jurisdiction over the Chapter 11 Case, or in the event such court ceases to exercise jurisdiction over the Chapter 11 Case, such court or adjunct thereof which exercises jurisdiction over the Chapter 11 Case in lieu of such unit of the United States District Court for the Southern District of Texas.

         1.16 Bankruptcy Rules: The Federal Rules of Bankruptcy Procedure, as amended and prescribed under 28 U.S.C.ss.2075, as applicable to the Chapter 11 Case, together with the Local Rules of the Bankruptcy Court.

         1.17 Bar Date: The final date for the filing of proofs of claims in the Chapter 11 Case, set by the Bankruptcy Court as December 12, 1999, or such other date as may apply to a particular Claim pursuant to a duly-entered order of the Bankruptcy Court.

         1.18 Business Day: Any day other than a Saturday, Sunday or "legal holiday" as defined in Bankruptcy Rule 9006(a).

         1.19 Cash:  Cash  and  cash equivalents   including without limitation,
bank  deposits,   checks, government securities, and other similar items.

         1.20 Causes of Action: Any and all causes of action, claims, rights of action, suits or proceedings, whether in law or equity, whether known or unknown, which have been or could be asserted, by the Debtor, including, without limitation, causes of action under Sections 542, 543, 544, 545, 546, 547, 548, 549, 550, or 553(b) of the Bankruptcy Code.

         1.21 Chapter 11 Case: The case under Chapter 11 of the Bankruptcy Code in which Ponder is the Debtor-in-Possession.

         1.22 Claim:  As defined in Section 101(5) of the Bankruptcy Code.

         1.23 Claimant or Creditor:  A Person asserting a Claim.

         1.24 Claims Objection Deadline: With respect to any Claim other than an Administrative Claim, the date established by the Bankruptcy Court as the last date for filing objections to, or motions contesting the allowance or seeking the estimation of, such Claim.

         1.25  Class:  A group of Claims or Interests as classified by the Plan

         1.26 Collateral: Any Asset subject to a valid and enforceable Lien securing the payment of a Claim.

         1.27 Committee: The Official Committee of Unsecured Creditors appointed in the Chapter 11 Case of the Debtor.

         1.28 Common Stock: The common stock of Ponder Industries, Inc. authorized and issued prior to the Petition Date.

         1.29 Compensation Estimate: A good faith written estimate (a) to be filed on or before three (3) calendar days before the first date set for the hearing on the confirmation of the Plan of the maximum amount of compensation and reimbursement of expenses to be requested for any period prior to the Confirmation Date including, without limitation, any compensation for substantial contribution in the Chapter 11 Case and for any fees or premiums in addition to normal hourly charges or quoted fees and (b) to be filed on or before five (5) calendar days before the first date scheduled for the Effective Date of the maximum amount of compensation and reimbursement of expenses to be requested for any period subsequent to the Confirmation Date but prior to the Effective Date including, without limitation, any compensation for substantial contribution in the Chapter 11 Case and for any fees or premiums in addition to normal hourly charges or quoted fees.

         1.30 Confirmation Date: The date of entry by the Bankruptcy Court of the Confirmation Order on the docket of the Bankruptcy Court.

         1.31 Confirmation Order: An order of the Bankruptcy Court and any amendment thereto confirming the Plan in accordance with the provisions of Chapter 11 of the Bankruptcy Code including Section 1129 of the Bankruptcy Code.

         1.32 Convenience Claim: Any Unsecured Claim, the face amount or, if lower, the allowed amount of which (whether upon filing, amendments, allowances or otherwise) prior to any subdivision or assignment of any portion or portions thereof, does not exceed $2,000 in amount. A Creditor shall be allowed to reduce its Claim or Claims in order to satisfy the dollar limitation of Convenience Claims, provided, however, that any reduction in such Claim shall completely waive the right of the Creditor to assert any kind of Claim above the Convenience Claim limit.

         1.33 Conveyance Documents: Shall mean the assignments, bills of sale, deeds and other instruments, including the Ponder Conveyance Documents, Fishing Tools Conveyance Documents, pursuant to which all Assets of Ponder Fishing and Ponder Energy Services, Inc., respectively, are transferred and conveyed to Liquidating Trust and Ponder Energy Services, Inc. - Texas Conveyance Documents to be executed in favor of the Liquidating Trust and delivered to the Trustee on the Effective Date.

         1.34 Debtor: Ponder Industries, Inc.,as Debtor and Debtor in Possession in the Chapter 11 case.

         1.35 Deficiency Claim: A Claim of a Creditor asserting a Secured Claim equal to the amount by which the total Allowed Claim of such Creditor exceeds the sum of (a) any setoff rights of the Creditor permitted under Section 553 of the Bankruptcy Code as to such Claim, plus (b) the amount of the Claim which is determined to be an Allowed Secured Claim of such Creditor; provided, however, that if the holder of a Secured Claim or the Class of which such Claim is a member validly makes the election provided in Section 1111(b)(2) of the Bankruptcy Code, there shall be no Deficiency Claim with respect to such Claim.

         1.36 Discharge or Discharged: Except as otherwise provided in the Plan, the release and discharge of the Debtor of any and all Claims and obligations, liabilities, responsibilities, burdens, debts, or contingencies given rise to the same, arising out of, or related to , any Claim, including the discharge of all Claims and matters referred to, or relating to matters Discharged by operation of Bankruptcy Code sections 349, 502, 523, 524, 727, 1141 and 1144 and 28 U.S.C. ss. 157. It shall be conclusively determined by confirmation of the Plan as evidenced by the Confirmation Order that Debtor shall be deemed as of the Confirmation Date to be continuing to engage in business pursuant to section 1141(d)(3)(B) of the Bankruptcy Code.

         1.37 Disclosure Statement: The Disclosure Statement, as amended, issued in connection with the Plan, and approved by the Bankruptcy Court, together with all supplements thereto approved by the Bankruptcy Court

         1.38 Disputed Claim: A Claim against the Debtor as to which an objection or motion pursuant to Section 502 of the Bankruptcy Code has been timely filed, which objection or motion has not been withdrawn or resolved by entry of an order of the Bankruptcy Court. To the extent that such objection or motion relates to the allowance of any part of a Claim, such Claim shall be a Disputed Claim only to the extent of the objection or motion. Prior to the time that an objection has been or may be timely filed, for the purposes of the Plan, a Claim shall be considered a Disputed Claim to the extent that (a) the Debtor's Schedules do not list such Claim or list such Claim as contingent, unliquidated, or disputed, or (b) the amount of the Claim specified in the relevant proof of claim exceeds the amount that the Debtor's Schedules list as undisputed, liquidated and not contingent.

         1.39 Disputed Claims Reserve Account: The escrow accounts maintained by the Trustee as described in Article 16.5 of this Plan.

         1.40 Distribution Record Date: The date established by the Bankruptcy Court as the record date for making Distributions under the Plan, which shall be no earlier than the Voting Deadline.

         1.41 Distributions: The Cash and NEWCO Common Stock required by the Plan to be delivered to the holders of Allowed Claims and Allowed Equity Interests.

         1.42 District Court: The United States District Court for the Southern District of Texas.

         1.43 Effective Date: The date no less than ten (10) days after the entry of the Confirmation Order and the filing of documents and/or completion of those actions necessary to effectuate the Merger Agreement.

         1.44 Equity Interests or Interests: Rights of the owners of the issued and outstanding shares of the Preferred Stock and Common Stock, Ponder Warrants, and Ponder Stock Options.

         1.45 Fee Claim: A Claim for professional fees and expenses under Sections 330 or 503 of the Bankruptcy Code in the Chapter 11 case.

         1.46 Final Order: An order or judgment of the Bankruptcy Court (or any other Court of competent jurisdiction) which is conclusive of all matters adjudicated thereby and is in full force and effect and has not been reversed, stayed, modified or amended and as to which (a) any appeal that has been filed has been finally determined or dismissed, or (b) the time for appeal has expired and no notice of appeal has been filed.

         1.47 Fishing Tools Conveyance Documents: Fishing Tools Conveyance Documents shall mean the documents substantially in the form and with the terms and provisions of the instruments by that title included as a Plan Document and dated as of the Consummation Date.

         1.48 Fishing Tools, Inc.: A wholly owned subsidiary of Ponder Industries, Inc.

         1.49 General Unsecured Claims: Any and all Claims held by Creditors of the Debtor which Claims are not secured by Assets of the Debtor, including, but not limited to, Deficiency Claims, Claims arising from rejection of executory contracts and unexpired leases which are not otherwise secured by Liens, and Claims arising from litigation or suits against Ponder. For purposes of the definition, "Unsecured Claims" do not include Administrative Claims, Priority Claims, Priority Tax Claims, or Secured Claims.

         1.50 Interim Pro Rata Share: The proportion, calculated as of any given date, that a given Allowed Claim in a particular Class of Claims bears to the sum of (a) the amount of all Allowed Claims within such Class, (b) the Adjusted Amount of all Disputed Claims within such Class and (c) the Adjusted Amount of all Claims potentially within such Class which the Trustee, in their sole and absolute discretion, determine should be included in such calculation.

         1.51 Insured Claims: All Claims based on legally defined torts, including, but not limited to Claims arising out of or related to personal injuries, wrongful death, physical damage to property, and rights of contribution and indemnity arising therefrom, together with all resulting or related damages as to any such Claims which may be asserted pursuant to applicable laws.

         1.52  Lien:  As defined in Section 101(37) of the Bankruptcy Code.

         1.53  Liquidating Trust: Shall mean the Trust created pursuant to
Article 20.

         1.54 Merger Agreement: That document entitled Plan and Agreement of Merger of Ponder Industries, Inc. and N-Vision Technology, Inc to be entered into pursuant to Article 21.2.

         1.55 N-Vision Technology, Inc. ("N-Vision"): A corporation duly organized and validly existing under the laws of the State of Nevada with its registered office at Corporate Trust of Nevada, 6001 Neil Road, Reno, NV 89511, and the principal executive office at 11931 Wickchester, Suite 201, Houston, Texas 77043.

         1.56 NEWCO: From and after the Effective Date, Ponder as reorganized pursuant to this Plan and shall be,like its predecessor Ponder Industries, Inc., a Delaware corporation, however, consisting of the assets and liabilities of N-Vision Technology, Inc.

         1.57 NEWCO Common Stock: 10,784,253 shares of common stock of NEWCO, to be authorized and issued in part, in accordance,with the terms and conditions of this Plan.

         1.58 Panther Oil Tools (UK) Ltd.: A wholly owned subsidiary of Ponder Energy Services, Inc.

         1.59 Person: An individual, corporation, partnership, association, joint stock company, joint venture, estate, trust, unincorporated organization or governmental entity or any particular subdivision thereof or other entity.

         1.60 Petition Date: June 15, 1999, the date of filing of the Chapter 11 Case by Ponder.

         1.61 Plan: This Plan of Reorganization and all exhibits and schedules annexed hereto or referred to herein, either in its or their present form(s) or as it or they may be altered, amended, or modified from time to time.

         1.62 Plan Administration Committee: Means the committee established pursuant to this Plan to monitor implementation of the Plan, and take such other actions as set forth in the Plan or as may be approved by the Bankruptcy Court.

         1.63 Plan Documents: Plan Documents means the exhibits to the Plan filed with the Bankruptcy Court at least five (5) days prior to the Confirmation Hearing.

         1.64 Ponder Conveyance Documents: Ponder Conveyance Documents shall mean the documents substantially in the form and with the terms and provisions of the instruments by that title included as a Plan Document and dated as of the Consummation Date.

         1.65 Ponder Energy Services, Inc.: A wholly owned subsidiary of Ponder Industries, Inc.

         1.66  Ponder Energy Services,  Inc. - Texas  Conveyance  Documents:
Ponder Energy Services, Inc. - Texas Conveyance Documents shall mean the documents substantially in the form and with the terms and provisions of the instruments by that title included as a Plan Document and dated as of the Consummation Date.

         1.67 Ponder Industries, Inc. ("Ponder"): A corporation and Debtor in the Chapter 11 case.

         1.68 Ponder Stock Options: Options authorized and granted by Debtor prior to the Petition Date, giving the holders thereof the right to purchase Common Stock of Ponder.

         1.69 Ponder Warrants: Warrants authorized and granted by Debtor prior to the Petition Date, giving the holders thereof the right to purchase Common Stock of Ponder.

         1.70 Preferred Stock: Preferred Stock of Debtor authorized prior to the Petition Date.

         1.71 Priority Claim: Any Claim entitled to priority in payment under Sections 507(a)(3) through 507(a)(7) of the Bankruptcy Code.

         1.72 Priority Tax Claim: Any Claim entitled to priority in payment under Section 507(a)(8) of the Bankruptcy Code, excluding penalties not in compensation for actual pecuniary loss and interest accrued after the Petition Date, except as otherwise provided in the Plan.

         1.73 Pro Rata Share: The proportion, calculated after the date on which all Disputed Claims within a particular Class and all other Disputed Claims potentially within such Class have been either allowed or disallowed by Final Order, that a given Allowed Claim in such Class bears to the amount of all Allowed Claims within such Class.

         1.74 Record Date: The date set by the Bankruptcy Court as the date for determining (a) record holders of Claims against the Debtor, Common Stock and Preferred Stock for purposes of voting on the Plan, and (b) the holders of Claims and Interests who are entitled to receive distributions pursuant to the provisions of the Plan.

         1.75 Reserve Amount: The number of shares of NEWCO Common Stock and the amount of Cash required to be deposited in the appropriate Disputed Claims Reserve Account on account of a Disputed Claim or Claims, in each case determined on the basis of the Adjusted Amount of such Disputed Claim or Claims.

         1.76 Schedules: The Schedules and Statement of Affairs, as amended, filed by the Debtor with the Bankruptcy Court listing liabilities and assets.

         1.77 Secured Claim: A Claim subject to setoff under Section 553 of the Bankruptcy Code or secured by a Lien on Assets of the Debtor which Lien is valid, perfected and enforceable under applicable law and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law and which is duly established in the Chapter 11 Case, but only to the extent of the value of the Collateral that secures payment of the Claim or to the extent of the amount subject to setoff, as the case may be.

         1.78 Secured Creditor:  The holder of a Secured Claim.

         1.79 Stock Transfer Agent: Shall mean the person approved by the Court to act as stock transfer agent.

         1.80 Trust Agreement: Means an agreement substantially in the form and with the terms and provisions of the instrument by that title filed as a Plan Document.

         1.81 Trustee: Shall mean the person approved by the Court pursuant to 11 U.S.C.ss. 1104 to administer the Liquidating Trust pursuant to the terms of the Plan.

         1.82 Unclaimed Distribution: Any Distribution (together with any interest earned thereon) which is unclaimed six (6) months following the date on which the Trustee makes or attempts to make payment in respect of such Distribution. Unclaimed Distributions shall include (a) checks (and the funds represented thereby) that have been returned as undeliverable without a proper forwarding address, (b) funds for checks that have not cleared, (c) checks (and the funds represented thereby) that were not mailed or delivered because of the absence of a proper address to which to mail or deliver such property and (d) NEWCO Common Stock that the Trustee has been unable to deliver.

         1.83 Unsecured Claims: Any and all Claims held by Creditors of the Debtor which Claims are not secured by Assets of the Debtor, including, but not limited to, Deficiency Claims, Claims arising from rejection of executory contracts and unexpired leases which are not otherwise secured by Liens, and Claims arising from litigation or suits against Ponder. For purposes of the definition, "Unsecured Claims" do not include Administrative Claims, Priority Claims, Priority Tax Claims, or Secured Claims.

         1.84  Unsecured Creditor:  Any Creditor that holds an Unsecured Claim.

         1.85 Voting Deadline: The date set by the Bankruptcy Court by which the Balloting Agent must receive ballots for accepting or rejecting the Plan.

                                    ARTICLE 2

                     CLASSIFICATION OF CLAIMS AND INTERESTS

         2.1 Classification Generally: All Claims and Equity Interests, except Administrative Claims and Priority Tax Claims are placed in the following Classes. A Claim or Equity Interest is classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of the Class and is classified in a different Class to the extent that the Claim or Equity Interest qualifies within the description of that Class. A proof of Claim or Equity Interest which asserts a Claim or an Equity Interest which is properly includible in more than one Class is in the Class asserted only to the extent it qualifies within the description of such Class and is in a different Class to the extent it qualifies within a description of such different Class.

                               UNCLASSIFIED CLAIMS

                          Allowed Administrative Claims
                           Allowed Priority Tax Claims

                                CLASSIFIED CLAIMS

                                PRIORITY CLAIMS:

Class 1: Allowed Priority Claims

                                 SECURED CLAIMS

Class 2  :        Secured Claim of KBK Financial, Inc.
Class 3  :        Secured Ad Valorem Tax Claims
Class 4  :        Other Allowed Secured Claims

                                UNSECURED CLAIMS:

Class 5  :        Allowed Convenience Claims
Class 6  :        Insured Claims
Class 7  :        Allowed General Unsecured Claims

                                EQUITY INTERESTS:

Class 8 :         Common Stock
Class 9 :         Ponder Warrants
Class 10:         Ponder  Stock Options

                                    ARTICLE 3

                             PROVISIONS FOR PAYMENT
                             OF UNCLASSIFIED CLAIMS

         3.1 Payment in Full to Administrative Claimants: Unless otherwise agreed, each Allowed Administrative Claim shall be paid in full in Cash and Discharged by no later than the later of (a) the Effective Date or (b) fifteen
(15) days after the Administrative Claim becomes an Allowed Administrative Claim; provided, however, that Administrative Claims that represent liabilities incurred by the Debtor in the ordinary course of business during the Chapter 11 Case shall be paid in the ordinary course of business in accordance with any related agreements.

         3.2      Bar Date for Administrative Claims:

     (a) Compensation Estimate. Any Person retained or requesting compensation or expense reimbursement pursuant to Sections 328, 330, 503(b)(2) through (6) or 1103 of the Bankruptcy Code shall file a Compensation Estimate (i) on or before three (3) calendar days before the first date set for the hearing on the confirmation of this Plan and (ii) on or before five (5) calendar days before the first date scheduled for the Effective Date, ten (10) calendar days notice of which shall be provided to all persons filing compensation estimates under clause (i) of this Article 3.2(a); and

     (b) Filing and Allowance of Administrative Claims. The holder of an Administrative Claim other than (i) an Allowed Administrative Claim or
          (ii) an Administrative Claim that represents a liability incurred by the Debtor in the ordinary course of business, must (a) file a proof of Administrative Claim (or, in the case of a Fee Claim, an application seeking the Bankruptcy Court's approval of such Fee Claim) on or before the Administrative Claims Bar Date and (b) serve a copy of such proof of Administrative Claim or the application for the approval of such Fee Claim upon the parties set forth in the order of the Bankruptcy Court establishing the Administrative Claims Bar Date. Failure to timely file such proof of Administrative Claim (or application) shall result in the Administrative Claim being forever barred and discharged. An Administrative Claim other than a Fee Claim, proof of which has been timely filed, shall become an Allowed Administrative Claim if no objection thereto is filed within thirty
          (30) days after the later of the Confirmation Date and the date of filing and service of such proof of Administrative Claim or application, as the case may be . If an objection is filed within such thirty (30) day period, the Administrative Claim shall only become an Allowed Administrative Claim to the extent allowed by Final Order. A Fee Claim with respect to which an application is timely filed shall become an Allowed Administrative Claim only to the extent allowed by Final Order. Notwithstanding the foregoing, for reasonable services rendered after the Confirmation Date, the Trustee shall promptly pay any professional person retained by the Debtor or the Committee, and any member of the Committee, upon submission of proper written invoices detailing the reasonable services rendered and expenses incurred for which compensation or reimbursement is sought.

         3.3 (a) Priority Tax Claimants: Unless otherwise agreed, each Allowed Priority Tax Claim shall be paid in full, subject to the applicable priorities of Claims as set forth in Section 507 of the Bankruptcy Code, out of the net proceeds from the Assets and Discharged, provided however that the net proceeds from the sale of tools and equipment of Fishing Tools, Inc. ("Net FTI Proceeds") shall be paid first to Allowed Claims for priority wage claims under Section 507(a)(3)(A) of the Bankruptcy Code, second to Allowed Administrative Convenience Claims, third to Allowed Priority Tax Claims less than $1,200, fourth to remaining Allowed Priority Tax Claims, and fifth to interest accrued on Allowed Priority Tax Claims after the Effective Date, as set forth below. Holders of such remaining Allowed Priority Tax Claims shall receive such payment of Net FTI Proceeds on a pro-rata basis. Distribution of the Net FTI Proceeds, pursuant to the foregoing, shall occur no earlier than at such time that the validity and priority of claims against proceeds from the sale of the tools and equipment of Fishing Tools, Inc. is determined by the entry of a Final Order in the adversary proceeding styled KBK Financial, Inc. v. Ponder Industries, et al., Adversary No. 00-2074 pending in the Bankruptcy Court. All payments to Allowed Priority Tax Claims shall be made during a period which is not more than six (6) years after the date of assessment of each Allowed Priority Tax Claim. If such payment(s) are made after the Effective Date of the Plan, then and in such event the Allowed Priority Tax Claim shall bear interest at the rate of 16% per annum from the Effective Date, provided, however, that Allowed Priority Tax Claims of the Internal Revenue Service shall accrue interest, if any, at 9% per annum from the Effective Date.

         (b) N-Vision will convey 750,00 shares of NEWCO Common Stock to the Trustee (the "N-Vision Stock Contribution") and Eugene Butler and Gerald Slaughter (the "Contributing Parties") will convey to the Trustee any and all shares of NEWCO Common Stock each of those individuals is entitled to receive as a result of the Plan for any claims they have or may assert in the case, less NEWCO Common Stock required to be sold to pay any federal income taxes that may be payable as a consequence of their receipt and sale of such Stock, (the "Officer Stock Contribution") to be held in trust for the benefit of any unsatisfied Allowed Priority Tax Claims in this Article 3.3 and Allowed Priority Claims pursuant to Article 4.1 in the event that Net FTI Proceeds are insufficient to pay in full all Allowed Priority Tax Claims and Allowed Priority Claims. The Trustee will hold such stock for a period of one (1) year from the Effective Date, after which he shall be authorized to liquidate such stock in the public market, during an additional period of time not to exceed one year, in amounts necessary to satisfy unpaid Allowed Priority Tax Claims and Allowed Priority Claims in the priority set forth in Article 3.3(a). In the event that the Allowed Priority Tax Claims and Allowed Priority Claims are fully satisfied by sales of only a portion of the NEWCO Common Stock, the Trustee shall reconvey to N-Vision and the Contributing Parties, the balance, if any, of the NEWCO Common Stock originally conveyed to the Trustee under this Article. Payment of Allowed Priority Tax Claims from the proceeds of the sale of the Officer Stock Contribution shall first be applied to the portion of the Allowed Priority Tax Claims which are denominated as trust.

         To the extent that it is necessary to sell both the Officer Stock Contribution and the N-Vision Stock Contribution to satisfy the claims provided above, the Officer Stock Contribution shall be sold first and N-Vision Stock Contribution will be sold only to the extent that additional funds are required after all the Officer Stock Contribution has been sold.

                                    ARTICLE 4

                           PROVISIONS FOR TREATMENT OF
                        ALLOWED PRIORITY CLAIMS (CLASS 1)

         4.1 Payment in Full to Priority Claimants: Unless otherwise agreed, each Allowed Priority Claim shall be paid in full subject to the applicable priorities of claims as set forth in Section 507 of the Bankruptcy Code, in Cash out of the net proceeds from the Assets and Discharged.

         In the event that insufficient funds are held by the Trustee to pay in full Allowed Priority Claims, as provided in section 3.3 above, N-Vision will convey 750,000 shares of NEWCO Common Stock to the Trustee (the "N-Vision Stock Contribution") and Eugene Butler and Gerald Slaughter (the "Contributing Parties") will convey to the Trustee any and all shares of NEWCO Common Stock each of those individuals is entitled to receive pursuant to the Plan for any claims they have or may assert in the case, less NEWCO Common Stock required to be sold to pay any federal income taxes that may be payable as a consequence of their receipt and sale of such Stock (the "Officer Stock Contribution") to be held in trust for the benefit of any unsatisfied Allowed Priority Tax Claims pursuant to Article 3.3 and Allowed Priority Claims pursuant to this Article
4.1. The Trustee will hold such stock for a period of one (1) year from the Effective Date, after which he shall be authorized to liquidate such stock in the public market, during an additional period of time not to exceed one (1) year, in amounts necessary to satisfy unpaid Allowed Priority Tax Claims and Allowed Priority Claims in the priority set forth in Article 3.3(a). In the event that the Allowed Priority Tax Claims and Allowed Priority Claims are fully satisfied by sales of only a portion of the NEWCO Common Stock, the Trustee shall reconvey to N-Vision and the Contributing Parties, the balance, if any, of the NEWCO Common Stock originally conveyed to the Trustee under this Article.

         To the extent that it is necessary to liquidate both the Officer Stock Contribution and the N-Vision Stock Contribution to satisfy the claims provided above, the Officer Stock Contribution shall be sold first and N-Vision Stock Contribution will be sold only to the extent that additional funds are required after all the Officer Stock Contribution has been sold.

         4.2 Status of Class: Class 1 is unimpaired. Therefore, votes for acceptance or rejection of the Plan from members of such Class will not be solicited.
                                    ARTICLE 5

                           PROVISIONS FOR TREATMENT OF
             ALLOWED SECURED CLAIM OF KBK FINANCIAL, INC. (CLASS 2)

         5.1 Payment of Allowed Secured Claim of KBK Financial, Inc: KBK Financial, Inc. ("KBK") asserts secured claims under loan documents that provide for security in account receivables and equipment. At the Trustee's option, the Trustee may, in satisfaction of KBK's Allowed Secured Claim, to the extent of its priority with regard to other Allowed Secured Claims with interest in the Collateral, either (i) on or subsequent to the Effective Date convey all or part of the Collateral to KBK, or (ii) sell the Collateral with liens attaching to the proceeds which will be subsequently disbursed to KBK.

         5.2 Release of Lien: The transfer of Collateral and/or proceeds pursuant to Article 5.1 shall be in full satisfaction and Discharge of KBK's Claim and KBK shall promptly provide all such documents to release liens and security interests.

         5.3 Status of Class: Class 2 is impaired. Therefore, a vote for acceptance or rejection of the Plan from the Claimant within such Class will be solicited.

                                    ARTICLE 6

                       PROVISIONS FOR TREATMENT OF ALLOWED
                     SECURED AD VALOREM TAX CLAIMS (CLASS 3)

         6.1 Payment of Allowed Secured Ad Valorem Tax Claims: Class 3 are secured claims of state taxing authorities for non payment of ad valorem taxes. At the Trustee's option, the Trustee may, in satisfaction of Class 3 Allowed Secured Claims, to the extent of such Claimant's priority with regards to other holders of Allowed Secured Claims with interest in such Collateral, either (i) on or before the Effective Date convey the Collateral to Class 3 Claimants, or
(ii) sell the Collateral, subject to the Court's approval with liens attaching to the proceeds, and distribute such proceeds to Class 3 Claimants as soon as practical. To the extent Class 3 Claims are not fully satisfied pursuant to this Article, resulting in any deficiency Claims, the provisions of Section 502(b)(3) shall control.

         6.2 Release of Lien: Transfer of Collateral and/or proceeds pursuant to
Article 6.1 shall be in full satisfaction and Discharge of Class 3 Claims and Class 3 claimants shall promptly provide all such documents to release liens and security interest

         6.3 Status of Class: Class 3 is unimpaired. Therefore, a vote for acceptance or rejection of the Plan from the Claimant within such Class will not be solicited.

                                    ARTICLE 7

                           PROVISIONS FOR TREATMENT OF
                         OTHER SECURED CLAIMS (CLASS 4)

         7.1 Payment of Other Secured Claims: At the Trustee's option, the Trustee may, in satisfaction of Class 4 Allowed Secured Claims, to the extent of their priority with regard to other Allowed Secured Claims with interests in the Collateral, either (i) on or subsequent to the Effective Date convey all or part of the Collateral to Class 4 claimants, or (ii) sell the Collateral with liens attaching to the proceeds which will be subsequently disbursed to Class 4 claimants.

         7.2 Release of Lien: Transfer of Collateral and/or proceeds pursuant to
Article 7.1 shall be in full satisfaction and Discharge of Class 4 Claims and Class 4 claimants shall promptly provide all such documents to release liens and security interest.

         7.3 Status of Class: Class 4 is impaired. Therefore, a vote for acceptance or rejection of the Plan from the Claimant within such Class will be solicited.

                                    ARTICLE 8

                           PROVISIONS FOR TREATMENT OF
                      ALLOWED CONVENIENCE CLAIMS (CLASS 5)

         8.1 Partial Payment in Cash: In full satisfaction and Discharge of its Claim, each holder of an Allowed Convenience Claim shall be paid twenty-five percent (25%) of such Allowed Claim in Cash by no later than the later of (a) one hundred twenty (120) days following satisfaction of Priority Tax Claims, or
(b) fifteen (15) days after the Unsecured Claim becomes an Allowed Convenience Claim.

         8.2 Status of Creditors: Class 5 is impaired. Therefore, votes for acceptance or rejection of the Plan will be solicited from Claimants within such Class.

                                    ARTICLE 9

                            PROVISIONS FOR TREATMENT
                           OF INSURED CLAIMS (CLASS 6)

         9.1 Payment of Insured Claims: In full satisfaction of any and all Claims, each holder of an Insured Claim against the Debtor shall be treated as follows:

               1. Payment through Insurance Only. The holder of a Class 6 Allowed Claim shall only receive payment from insurance policies held by the Debtor and shall receive no payment of any amount or kind directly from the Debtor or the Trustee, including any payment on account of a deductible or retention provision and any payment on account of any portion of such Claim that may exceed the amount of the Debtor's available insurance. On the Effective Date, the stay shall be terminated to allow for the liquidation of Insured Claims in any appropriate forum other than the Bankruptcy Court. The Debtor may be a nominal party to such action, but shall not be required to participate therein except as may be necessary to cooperate with any insurance carrier to preserve coverage.

               2. Effect of Retention Provisions. If insurance proceeds become payable as a consequence of the allowance of a Class 6 Claim and the particular insurance policy involved contains a retention or deductible provision that has not been previously paid by the Debtor, then, and in such event, the amount of proceeds to be paid to the holder of the Class 6 Claim by the insurer shall be reduced by a credit in an amount equal to the unpaid retention or deductible. The holder of such Claim shall receive nothing on account of such credit attributable to or equal to such unpaid retention or deductible. The credit upon the Class 6 Claim in the amount of the deductible or retention shall conclusively be deemed to have satisfied such deductible or retention provisions within any and all insurance policies of the Debtor immediately as of the Effective Date and therefore to have eliminated any obligation of the Debtor to fund any further costs of defense.

               3. Right to Opt Out of Class. In the event that a holder of a Class 6 Claim believes that the Plan has treated such Claim in a manner that unfairly discriminates between such Claim and a holder of a Claim in Class 7, such Claimant may opt out of Class 6 by filing written notice of such with the Bankruptcy Court and serving such notice of opt-out on counsel for the Debtor and counsel for the Committee before the Effective Date. Holders of Insured Claims shall be considered Class 6 Claims for purposes of voting on the Plan without regard to any such opt-out, unless such opt-out is made prior to the Voting Deadline, in which event such Claim shall be treated as a Class 7 Claim. Upon making such opt-out election, the holder of such Claim shall have waived any right or ability to receive any proceeds of the Debtor's insurance coverage; instead, such opt-out Claimant shall be treated as a Class 7 Claim to the extent the opt-out Claim becomes an Allowed Claim.

               4. Duty of Cooperation; Effect of Non-Payment of Deductible. The Trustee shall have a continuing duty to cooperate with and assist the insurers issuing or having issued policies to the Debtor in defense of Claims, to the extent that such duty existed prior to the Petition Date; provided, however, that the obligation to pay any policy retention or deductible shall be Discharged. The Discharge of such obligation shall have no effect on the validity and enforceability of any insurance policies in which the Debtor is the insured party; such policies shall remain in full force and effect.

         9.2 Status of Creditors: Class 6 is impaired. Therefore, votes for acceptance or rejection of the Plan will be solicited from Claimants within such Class.

                                   ARTICLE 10

                           PROVISIONS FOR TREATMENT OF
                   ALLOWED GENERAL UNSECURED CLAIMS (CLASS 7)

         10.1 Distributions of Stock and Proceeds: In full and final satisfaction and Discharge of its Claim, each holder of an Allowed Claim within Class 7 shall receive (a) its Pro Rata Share of the 1,428,381 shares of NEWCO Common Stock; and (b) its Pro Rata Share of Distributions by the Liquidating Trust after the full payment of Administrative Claims, Allowed Priority Claims, Allowed Priority Tax Claims, allowed Class 1 Claims and Class 5 Claims.

         10.2 Status of Creditors: Class 7 is impaired. Therefore, votes for acceptance or rejection of the Plan will be solicited from Claimants within such Class.

                                   ARTICLE 11

                      PROVISIONS FOR TREATMENT OF INTERESTS
                      OF HOLDERS OF COMMON STOCK (CLASS 8)

         11.1 Contingent Distribution: If Classes 5 and 7 accept the Plan, in full and final satisfaction and Discharge of their Interests, each holder of an Allowed Interest in Class 8 as of the Distribution Record Date shall receive NEWCO Common Stock in the amount of 1 share of NEWCO Common Stock for every 20 shares of Ponder Common Stock currently held.

         11.2 Rejection by Classes 5 or 7: If Class 5 or 7 reject the Plan, then Class 8 Interests shall receive no distributions in satisfaction of its Interests.

         11.3 Status of Class: Class 8 is impaired. Therefore, votes for acceptance or rejection of the Plan from holders of Equity Interests in such Class will be solicited.

                                   ARTICLE 12

                      PROVISIONS FOR TREATMENT OF INTERESTS
                     OF HOLDERS OF PONDER WARRANTS (CLASS 9)

         12.1 No Distribution: Holders of Ponder Warrants shall receive no Distribution under the Plan. All obligations pursuant to Ponder Warrants shall be Discharged.

         12.2 Status of Class: Class 9 is impaired. Because holders of Ponder Warrants in Class 9 are deemed to have rejected the Plan by virtue of Section 1126(g) of the Bankruptcy Code, their votes for acceptance or rejection of the Plan will not be solicited.

                                   ARTICLE 13

                      PROVISIONS FOR TREATMENT OF INTERESTS
                  OF HOLDERS OF PONDER STOCK OPTIONS (CLASS 10)

         13.1 No Distribution: Holders of Ponder Stock Options shall receive no Distribution under the Plan. All obligations pursuant to Ponder Stock Options shall be Discharged.

         13.2 Status of Class: Class 10 is impaired. Because holders of Ponder Stock Options in Class 10 Interest Holders are deemed to have rejected the Plan by virtue of Section 1126(g) of the Bankruptcy Code, their votes for acceptance or rejection of the Plan will not be solicited.

                                   ARTICLE 14

                          IDENTIFICATION OF CLAIMS AND
                       INTERESTS NOT IMPAIRED BY THE PLAN

         14.1 Unimpaired Classes: Classes 1 and 3 are not impaired under the Plan and, therefore, votes for the Plan by the holders of Claims in such Classes will not be solicited due to the presumed acceptance of the Plan by such holders pursuant to Section 1126(f) of the Bankruptcy Code.

         14.2 Impaired Classes Entitled to Vote on Plan: Classes 2, 4, 5, 6, 7 and 8 are impaired and holders of Allowed Claims or Allowed Equity Interests in such Classes are, therefore, entitled to vote for acceptance or rejection of the Plan, and their votes will be solicited.

         14.3 Deemed Rejections by Holders of Equity Interests: Notwithstanding votes which are actually cast by holders of Equity Interests and Claims within Class 8, if Class 5 or 7 rejects the Plan, then Class 8 shall be deemed to have rejected the Plan in accordance with Section 1126(g) of the Bankruptcy Code. Classes 9 and 10 are deemed to have rejected the Plan.

                                   ARTICLE 15

                   ACCEPTANCE OR REJECTION OF THE PLAN; EFFECT
             OF REJECTION BY ONE OR MORE CLASSES OF IMPAIRED CLAIMS

         15.1 Acceptance of Plan by Class of Creditors: A Class of Creditors shall have accepted the Plan if the Plan is accepted by holders of Claims of at least 2/3 in amount and more than 1/2 in number in such Class who vote to accept or reject the Plan.

         15.2 Acceptance of Plan by Class of Equity Interests: A Class of Equity Interests shall have accepted the Plan if the Plan is accepted by holders of Equity Interests of at least 2/3 in amount of such Interests who vote to accept or reject the Plan.

         15.3 Cramdown: In the event that one or more Classes of Creditors or Equity Interests rejects the Plan, as long as at least one impaired Class of Creditors votes to accept the Plan (disregarding the votes of insiders), the Debtor shall request the Bankruptcy Court to confirm the Plan in accordance with
Section 1129(b) of the Bankruptcy Code.

                                   ARTICLE 16

            DISTRIBUTIONS UNDER THE PLAN AND MEANS OF EXECUTING PLAN

         16.1 Delivery of Distributions to Trustee: On the Effective Date, NEWCO shall (a) issue shares of NEWCO Common Stock in an amount sufficient to make all Distributions under the Plan constituting NEWCO Common Stock and (b) deliver to the Trustee such NEWCO Common Stock and all Assets, for distribution to the holders of Allowed Claims and Allowed Interests in accordance with the terms of this Plan. NEWCO shall cooperate with the Trustee in providing certificates for the appropriate number of NEWCO Common Stock required to be distributed to each holder of an Allowed Claim or Allowed Equity Interest.

         16.2 Initial Distributions: All Distributions under this Plan shall be made to, or in the case of Disputed Claims, reserved on behalf of holders of Claims and Equity Interests determined as of the Distribution Record Date. On the Effective Date, or as soon thereafter as is reasonably practicable, but in no event more than thirty (30) Business Days after the Effective Date, the Trustee shall make all Distributions and payments required under this Plan, and shall deposit the Reserve Amounts in the Disputed Claims Reserve Accounts to the extent required by this Plan or the Bankruptcy Court in respect of Disputed Claims. The Trustee shall distribute to each holder of an Allowed Claim in Class 7 determined as of the Distribution Record Date the number of shares of NEWCO Common Stock equal to the sum of such holder's Interim Pro Rata Share of the NEWCO Common Stock allocated to Unsecured Creditors pursuant to Article 10.1. The Trustee shall distribute Pro Rata to holders of Allowed Class 7 Claims, funds (net of Trust expenses) collected on account of the liquidation of Trust Assets acquired pursuant to the Ponder Conveyance Documents not otherwise encumbered subject to the following: (i) distributions of such funds shall be made first to Allowed Administrative Claims as provided in Article 3.1 to the extent not theretofore paid by the Debtor, and after same have been paid, shall then be made to Allowed Priority Tax Claims, as provided in Article 3.3 and Class 1 Claims, as provided in Article 4.1. After all of the same have been paid, distribution shall then be made to Classes 5 and 7 Claims as set forth in Articles 8.1 and 10.1 above. The Trustee shall distribute Pro Rata to holders of Allowed Class 7 Claims, funds (net of Trust expenses) collected on account of the liquidation of Trust assets acquired pursuant to the Ponder Conveyance Documents, Fishing Tools Conveyance Documents and Ponder Energy Services, Inc. - Texas Conveyance Documents not otherwise encumbered.

         16.3 Interim and Final Distributions to Class 7: The Trustee may, from time to time, make additional distributions to holders of Allowed Claims in Class 7, by distributing to each such holder shares of NEWCO Common Stock equal to the recalculation, at the time, of such holder's Interim Pro Rata Share of the NEWCO Common Stock allocated to Unsecured Creditors pursuant to article 10.1 less the number of shares of NEWCO Common Stock previously received by such holder, and such holder's Interim Pro Rata Share of proceeds related to liquidation of Assets less such proceeds previously received by such holder. Unless otherwise instructed by the Plan Administration Committee, the Trustee shall make such an interim distribution (i) in the case of NEWCO Common Stock, at any time that at least fifty thousand (50,000) shares of NEWCO Common Stock would be distributed as a result of such interim distribution, and (ii) in the case of proceeds from liquidation of Assets no less frequently than every 6 months. The Trustee shall make such interim distributions until such time as all Disputed Claims within or potentially within Class 7 have been allowed or disallowed by Final Order. As soon as practicable, but in any event within twenty (20) Business Days after the first date on which all Disputed Claims within or potentially within Class 7 have been allowed or disallowed by Final Order, the Trustee shall (a) make a final distribution to holders of Allowed Claims in Class 7, by distributing the each such holder such holder's Pro Rata Share of the NEWCO Common Stock allocated to Unsecured Creditors Pursuant to
Article 10.1 less the number of shares of NEWCO Common Stock previously received by such holder, (b) make a final distribution to each holder of an Allowed Claim in Class 7 Pro Rata Share of proceeds from liquidation of the Liquidating Trust property less such proceeds previously received by such holder.

         16.4 Delivery of Distributions by Trustee: Subject to Bankruptcy Rule 9010, distributions to holders of Allowed Claims or Allowed Interests shall be made at the address of each such holder as set forth in the proofs of Claim or proofs of Equity Interest filed by such holders (or at the last known address of such a holder if no proof of Claim or proof of Equity Interest is filed or if the Trustee has been notified in writing of a change of address). If any holder's Distribution is returned as undeliverable, no further distribution to such holder shall be made unless and until NEWCO or the Trustee is notified of such holder's then current address, at which time all undelivered Distributions shall be made to such holder without interest. If any Claimant holding an Allowed Claim in Class 7 advises the Trustee in writing that it is prohibited by applicable law from holding NEWCO Common Stock, then in such event the Trustee shall hold the stock otherwise distributable to such Claimant, sell the stock in an commercially reasonable transaction as determined by the Trustee, in his sole discretion, and then remit the net proceeds to such Claimant.

         16.5     Reserves for Disputed Claims:

         (a) Amount of Reserves: Except to the extent that the Bankruptcy Court shall determine that a lesser amount is adequate, the Trustee shall deposit in segregated interest bearing (in the case of deposits of Cash) escrow accounts for each Class or category of Claims in which there are Disputed Claims (the "Disputed Claims Reserve Accounts") Cash or shares of NEWCO Common Stock equal to the Distributions that would have been made to the holders of Disputed Claims in such Class or category if such Claims were allowed in the Adjusted Amount;

         (b) Held in Trust: All earnings on funds deposited in the Disputed Claims Reserve Account, and all dividends or distributions on account of shares of NEWCO Common Stock or proceeds from liquidation of Assets held in the Disputed Claims Reserve Account, shall be held in trust in the Disputed Claims Reserve Account and shall be distributed only in the manner provided in this Plan; and

         (c) Release of Reserves from Disputed Claims Reserve Accounts: At such time as all or any portion of a Disputed Claim becomes an Allowed Claim, the Distributions reserved for such Disputed Claim or portion (including any interest thereon or dividends received with respect thereto) shall be released from the appropriate Disputed Claims Reserve Account and paid or distributed by the Trustee to the holder of such Allowed Claim, net of any taxes or other applicable charges required to be paid by the Trustee in respect thereof. At such time as all or any portion of a Disputed Claim is determined not to be an Allowed Claim, the Distributions reserved for such Disputed Claim or portion (including any interest thereon or dividends received with respect thereto) shall be (i) in the case of Cash, released from the appropriate Disputed Claims Reserve Account and paid to holders of Allowed Claims in Class 7, (ii) in the case of NEWCO Common Stock, released from the appropriate Disputed Claims Reserve Account and distributed to holders of Allowed Claims in Class 7.

         16.6     Unclaimed Distributions:

         (a) Safeguarding of Unclaimed Distributions: For a period of six (6) months following the Effective Date, Distributions, including any interest as may have been earned thereon and dividends as may have been received with respect thereto, as have not been claimed shall be held by the Trustee in the Disputed Claims Reserve Accounts, solely for the benefit of the holders of Allowed Claims and Allowed Administrative Claims that have failed to claim such Distributions and shall be released from the Disputed Claims Reserve Accounts and delivered to such holder, net of any taxes or other applicable charges required to be paid by the Trustee in respect thereof, upon presentation of proper proof by such holder of its entitlement thereto; and

         (b) Release of Unclaimed Distributions:On the date on which all or any portion of any Distribution becomes an Unclaimed Distribution (including interest thereon and dividends with respect thereto), such Unclaimed Distribution shall be released by the Trustee from the appropriate Disputed Claims Reserve Account and paid or reallocated to holders of Allowed Claims in Class 7, which shall thereupon cancel all NEWCO Common Stock contained in any such Unclaimed Distribution, provided, however, that 120 days following the Effective Date, the Trustee shall file with the Court and serve on all parties entitled to distribution under the Plan a notice listing all unclaimed distributions.

         16.7 Form of Distributions: Any Cash payment to be made pursuant to the Plan may be made by a check or wire transfer or as otherwise required by an order of the Bankruptcy Court.

         16.8 Rounding: Whenever a payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding of such fraction down to the nearest whole cent.

         16.9 Fractional Shares: Fractional shares of NEWCO Common Stock shall not be issued or distributed. Whenever the issuance or distribution of a fractional share of NEWCO Common Stock would otherwise be called for, the actual Distribution of shares of NEWCO Common Stock shall reflect a rounding down to the nearest whole share.

         16.10 Disputed Payment: In the event that any dispute arises as to the right of a holder of an Allowed Claim to receive any Distribution to be made under this Plan, the Trustee may, in lieu of making such Distribution to such holder, make such Distribution into an escrow account or hold such Distribution until the disposition thereof shall be determined by the Bankruptcy Court or by written agreement among the interested parties to such dispute.

         16.11 Conditions to Distributions: As a condition to receiving distributions provided for in the Plan in respect of Allowed Equity Interests, the holder thereof must surrender such security to NEWCO (in the case of Equity interests, submit an affidavit of loss together with an indemnity reasonably acceptable to NEWCO). Whether or not actually surrendered or delivered to NEWCO, on the Effective Date all outstanding certificates, notes, debentures, stock, warrants and other instruments shall be canceled on the books of NEWCO and become settled and compromised solely as provided in this Plan.

         16.12 De Minimus Distributions: No Distribution of less than five dollars ($5) shall be made to any holder of an Allowed Class 7 Claim. Such undistributed amount shall be retained the Trustee.

                                   ARTICLE 17

                             EXECUTORY CONTRACTS AND
                         UNEXPIRED LEASES UNDER THE PLAN

         17.1 Rejection of Executory Contracts and Unexpired Leases: All contracts and leases constituting executory contracts or unexpired leases under the provisions of Section 365 of the Bankruptcy Code which have not already been assumed or rejected, not made the subject of a pending motion to assume or reject, shall be deemed to have been rejected by the Debtor as of the Confirmation Date in accordance with Section 365 of the Bankruptcy Code.

         17.2 Filing of Claims for Rejection Damages: All Claims arising from the rejection of executory contracts and unexpired leases under Section 365 of the Bankruptcy Code must be evidenced by properly filed proofs of claims. Such proofs of claims must be filed with the Clerk's Office of the Bankruptcy Court within any applicable deadlines previously established by the Bankruptcy Court or, if no previously established deadline is applicable, within forty-five (45) days from the entry of the order confirming the Plan. Such proofs of claims must also be served on counsel for the Debtor. Failure to file a proof of claim on or before the deadline established in this Article shall result in disallowance in full of the Claim. Objections to Claims filed pursuant to this provision shall be governed by the procedures set forth in Article 23 of the Plan. Unsecured Claims resulting from the rejection of executory contracts shall be treated as Class 5 or Class 7 Claims hereunder as appropriate.

                                   ARTICLE 18

                              PROVISIONS FOR NEWCO

         18.1 Corporate Governance: On the Effective Date, N-Vision shall be deemed merged with and into the Debtor. The Ponder Certificate of Incorporation and the N-Vision By-Laws shall be effective on the Effective Date, and on or prior to the Effective Date, NEWCO shall file the appropriate documents to reflect such merger with the Secretary of State of the State of Delaware pursuant to the applicable provisions of Delaware Law.

         18.2 NEWCO Common Stock: The provisions of NEWCO Common Stock to be issued pursuant to the Plan are as follows:

         (a) Authorization: The Ponder Certificate of Incorporation shall authorize the issuance of NEWCO Common Stock. Of such authorized shares, up to 10,784,253 shares shall be issued on the Effective Date to make the distributions contemplated by this Plan. Except as provided by this Plan, no additional shares of NEWCO Common Stock may be issued other than as directed by the board of directors of NEWCO after the Effective Date; and

         (b) Listing: NEWCO shall use its best efforts to cause the NEWCO Common Stock to be listed on a national securities exchange or, failing that, to be listed for quotation on the NASDAQ National Market System.

         18.3 Directors: The directors of NEWCO on the Effective Date shall be such Directors as named in the Disclosure Statement.

                                   ARTICLE 19

                              CONDITIONS PRECEDENT

         19.1 Conditions to Confirmation:  The Plan may only be confirmed if:

         (a) The Merger Agreement shall be in full force and effect and shall not have been terminated in accordance with its terms.

         19.2 Conditions to Effective Date: The following shall be conditions precedent to the effectiveness of the Plan:

         (a) The Bankruptcy Court shall have made findings of fact and conclusions of law as to confirmation of the Plan and entered a Confirmation Order, in each case satisfactory to the Debtor; and

         (b) The Merger Agreement shall be in full force and effect and shall not have been terminated in accordance with its terms.

         19.3 Waiver of Conditions: The conditions set forth in this Article 19 may only be waived jointly by both the Debtor and N-Vision.

                                   ARTICLE 20

                              CREATION OF THE TRUST

         20.1 Creation of the Trust: A trust shall be created for the purpose of liquidating the assets assigned pursuant to Article 24.3 and satisfying Allowed Claims (herein referred herein as the "Liquidating Trust").

         20.2 Conveyances by Ponder to the Trust: On the Effective Date, Ponder shall execute and deliver the Ponder Conveyance Documents to the Liquidating Trust. On the Effective Date, the Debtor shall assign, transfer, convey and deliver to the Trustee on behalf of the Liquidating Trust all assets of the bankruptcy estate including, but not limited to, all cash, causes of action under 11 U.S.C. ss.ss. 544, 545, 547, 548 and 549 and any and all other federal or state law claims or causes of action owned by the bankruptcy estate. For purposes of the Plan, the Confirmation Order shall be deemed to constitute a bill of sale of all assets of the Debtor, of whatever description, including, but not limited to, all causes of action as set forth in this paragraph, from the Debtor to the Trustee on behalf of the Liquidating Trust. The Debtor and the Trustee shall execute such other and further documents as are necessary to accomplish this transfer or to implement the intent of the Plan. Upon confirmation of the Plan, any claims and causes of action that could have been brought by the Debtor against insiders of Debtor (as defined in 11 U.S.C. ss. 101(31)), and affiliates (as defined in 11 U.S.C. ss. 101(2)), shall vest in the Liquidating Trust. In addition, upon confirmation of the Plan, any claims or causes of action belonging to the holders of Claims and Equity Interests against insiders (as defined in 11 U.S.C. ss. 101(31)) and affiliates (as defined in 11 U.S.C. ss. 101(2)) of the Debtor that either relate to the Debtor (including, but not limited to, claims based upon breach of fiduciary duty) or arise as a consequence of their relationship to the Debtor shall be deemed transferred to and vest in the Liquidating Trust. The Liquidating Trust shall have standing and authority to prosecute any and all claims and causes of action of the Debtor, Claim holders and Equity Interest holders against insiders and affiliates of Debtor that either relate to the Debtor (including, but not limited to, claims based upon breach of fiduciary duty, piercing the corporate veil and the alter ego doctrine) or arise as a consequence of their relationship to the Debtor.

         20.3 Conveyance by Fishing Tools, Inc. to the Trust: On the Effective Date, Fishing Tools, Inc. shall execute and deliver the Fishing Tools Conveyance Documents to the Liquidating Trust.

         20.4 Conveyance by Ponder Energy Services, Inc. to the Trust: On the Effective Date, Ponder Energy Services, Inc. shall execute and deliver the Ponder Energy Services, Inc. - Texas Conveyance Document to the Liquidating Trust.

         20.5 Vesting of Title: The Confirmation Order shall vest title in the Liquidating Trust to all of the Assets and all property described in the Ponder Conveyance Documents, Fishing Tools. Conveyance Documents and Ponder Energy Services, Inc. - Texas Conveyance Documents. Confirmation of this Plan shall constitute sufficient evidence of the Trustee's authority to convey, transfer, or otherwise dispose of, Assets and all property described in the Ponder Conveyance Documents, Fishing Tools. Conveyance Documents and Ponder Energy Services, Inc. - Texas Conveyance Documents without further order of the Court.

         20.6 The Trustee: The Initial Trustee shall be selected by the Plan Administration Committee for the purpose of implementing and administering the Plan. The Trustee shall manage the Liquidating Trust until all of the Liquidating Trust assets are sold, distributed, returned to the Trustee or otherwise utilized pursuant to the provisions of the Plan. The Trustee shall administer the Liquidating Trust assets and the Liquidating Trust for the benefit of the Creditors in accordance with the Plan and the Trust Agreement until all Claims are resolved, and all Liquidating Trust assets are distributed to Creditors or returned to the Trustee, at which time the Trustee shall submit a final report to the Court, which shall enter a Final Decree closing the Reorganization Case. The Trustee shall serve under bond in an amount determined by the Court, which amount may, upon proper motion, be increased or decreased by the Court depending upon the amount of property and/or funds accumulated.

         20.7 Duties and Powers of Trustee: The Trustee shall have all of the duties and powers of a Trustee appointed under Section 1104 of the Bankruptcy Code. In connection with the administration of the Liquidating Trust assets, the disposition of Claims, and the disbursement of payments to Creditors, the Trustee shall:

          (A) Do and perform any acts authorized by the Code, any applicable statutory or common law, or by the Court to realize (by sale, use , transfer, assignment, conveyance, lease or otherwise), to the greatest extent possible, the fair value of the Liquidating Trust assets, to cause the funds to be distributed as herein provided, and to conserve and protect the Liquidating Trust assets;


          (B) Perform any and all necessary and proper acts to realize or implement the provisions of the Plan;

          (C) (i) Review the Claims scheduled by the Debtor or filed in this Reorganization Case which are payable out of the proceeds from liquidation of Assets and which have not already been allowed or approved by Final Order of the Court to determine the extent, if any, to which such Claim shall be an Administrative Claim or an Allowed Claim as the case may be, (ii) Contest or seek estimation or subordination of all or any part of any Claim payable out of the proceeds from liquidation of the Liquidating Trust assets, and (iii) Compromise or abandon any such contest when it reasonably appears that to do so would be in the interest of Creditors;

          (D) Collect and reduce to money by use, sale or lease, all the Liquidating Trust assets that are not abandoned;


          (E) Pay any and all costs, expenses and obligations that are reasonable, necessary and proper for the efficient and prompt realization of the provisions of the Plan or in any manner connected, incidental or related thereto, including, but not limited to:

               (i) The expenses of any sale, including the reasonable and necessary costs and expenses of preserving or disposing of Assets that are the subject of any sale;

               (ii) Any income or other tax imposed by the United States,  or by any state or political subdivision thereof; and


               (iii)Any fees incurred by  professional  persons  employed by the
                    Trustee, which costs, expenses and obligations shall be charged against the proceeds from liquidation of the Assets.



          (F) Deposit all funds awaiting distribution pursuant to the Plan in interest-bearing accounts, which may be invested and reinvested by the Trustee consistent with Section 345 of the Bankruptcy Code and Section 3.09 of Revenue Procedure 94-45;

          (G) Keep or cause to be kept records containing a description of all Assets, and any accounting of all receipts and disbursements of funds, which records and accounting shall be open to inspection at reasonable times upon written notice;

          (H) Prepare and file with the Bankruptcy Court semi-annual reports of the status of distributions to Creditors under the Plan, which reports shall summarize the funds received and disbursed, as well as the status of any pending litigation;

          (I) Pursue any and all Causes of Action that are reasonably likely to yield funds to the Creditors;

          (J) Maintain a contingency reserve fund to discharge actual costs and anticipated costs incurred in implementing the Plan, liquidating the Liquidating Trust assets and pursuing Causes of Action;

          (K) Retain such professionals as may be necessary to effectuate the provisions of this Plan;

          (L) Reserve from distribution to creditors such sums as may be necessary to cover claims of creditors which are disputed, contingent or unliquidated; and

          (M) Be entitled to vote or exercise any other right of ownership with respect to any shares of NEWCO Common Stock held in the Disputed Claims Reserve Accounts.

         20.7.5 Duration of Trust: The trust shall terminate when all Claims are resolved and all Liquidating Trust Assets are distributed to Creditors, provided, however, the trust will terminate no later than five years from the date of its creation. If warranted by the facts and circumstances, provided for in the Plan and Trust instrument, and subject to the approval of the Bankruptcy Court with jurisdiction over the case upon a finding that an extension is necessary to the liquidation purpose of the trust, the term of the trust may be extended for a finite term so long as each extension is approved by the court within six months of the beginning of the extended term.

         20.08 Trustee's Compensation: The Trustee shall be compensated in accordance with the Trust Agreement. In addition to compensation for his services, the Trustee shall be entitled to reimburse for all out of the pocket expenses incurred in the performance of his duties and shall be authorized to pay such expenses out of the Liquidating Trust assets.

      20.09 Successor Trustee: In the event of the death, resignation or removal of the Trustee, a successor Trustee shall be appointed by the Court and such successor Trustee shall be Debtor's Second Amended Plan of Reorganization Under Chapter 11 of the United States Bankruptcy Code Page 1 vested with all the rights, privileges, powers and duties of his predecessor. The Trustee may resign at any time by giving written notice to the Court of his intention to do so, and such resignation shall be effective upon the date provided in an order authorizing his resignation entered by the Court, whereupon such resigning Trustee shall be deemed divested of all of his powers hereunder. The successor Trustee shall thereupon be vested with all of the rights, privileges, powers and duties of the predecessor Trustee.

         20.10 Limitation of Trustee's Liability: The Trustee shall not be liable for any act he may do or omit to do as Trustee hereunder or acting in good faith in the exercise of his best judgment, nor shall the Trustee be liable in any event except for his own gross negligence or willful default or misconduct. The Trustee shall not be liable for non-receipt of notice and correspondence by Creditors due to a change in address from the most recent listing of Creditors' addresses.

         20.11 Retention of Professional Persons: The Trustee may consult with attorneys, accountants and agents, and the opinions of the same shall be full protection and justification to the Trustee for any actions taken in accordance with said opinions, and the Trustee shall be entitled to be reimbursed from the proceeds of the liquidation of Assets in the amount of all reasonable fees and expenses of all such attorneys, accountants, and agents without further order of the Court. All professional fees incurred by the Trustee in connection with his appointment and thereafter in the performance of his duties after appointment shall be reimbursed and paid pursuant to the provisions of this Section. The Trustee, without further order of the Court, is also authorized to retain attorneys, accountants, consultants, agents and other professionals to assist the Trustee in the performance of his duties, and to defend the Trustee against any claim brought by any party against the Trustee in connection with his service under the Plan. The Trustee is authorized to compensate any such party out of the proceeds from liquidation of the Assets in the amount of all reasonable fees and expenses incurred in connection with the performance of any such services without further order of the Court. The Trustee is expressly authorized to engage any firm or professional with which he may be associated to provide any such services, other than any firm or professional which is an insider of the Debtor as said term is defined in the Code.

         20.12 Tax Aspects: The Liquidating Trust shall have the following tax aspects:

                  20.12.1 The transfer of the assets of the Debtor to the Liquidating Trust shall be treated for all purposes of the Internal Revenue Code as a deemed transfer to the beneficiaries (i.e. Creditors) followed by a deemed transfer by the beneficiaries to the Liquidating Trust. The deemed transfers to creditors will generally constitute a taxable transaction to Creditors. Creditors will determine the gain or loss on the transfer by comparing the value of the Liquidating Trust interest received in the exchange to the tax basis, if any, in their claim. The value of the Liquidating Trust interest received in the exchange will be determined by reference to each Creditor's Pro Rata Share of the Debtor's assets provided in Article VI of the Plan. Creditor's Pro Rata Share of the Debtor's assets is determined by dividing the amount of their claim by the total amount of claims against the Debtor. The valuations as set forth in Article VI of the Disclosure Statement shall be used for all federal income tax purposes.

                  20.12.2 The beneficiaries shall be treated for tax purposes as the grantors and deemed owners of the Liquidating Trust. Consistent with the provisions of Revenue Procedures 94-45, 1994-28 I.R.B. 124, the Liquidating Trust shall be treated as a grantor trust owned by the beneficiaries. Accordingly, any items of income, deduction, credit or loss of the Liquidating Trust shall be allocated for federal income tax purposes on a Pro Rata basis among the beneficiaries. Allocated income from the Liquidating Trust is subject to current taxation to the beneficiaries. The Liquidating Trust will prepare annual income tax returns pursuant to Treas. Reg. Sec. 1.671-4(a) and report to beneficiaries their Pro Rata Share of the income of the Liquidating Trust.

                  20.12.3 Creditors who receive cash distributions from the Liquidating Trust in excess of their tax basis in the trust unit will recognize taxable income. The amount of taxable income is determined by comparing the amount of cash received from the Liquidating Trust to the Creditor's tax basis in their interest in the Liquidating Trust. Each Creditor's interest in the Liquidating Trust is determined according to the provisions of Section 20.15.1.

                  20.12.4 Whether or not a reserve is established for disputed claims, all of the Liquidating Trust's income shall be treated as subject to tax on a current basis.

                                   ARTICLE 21

                        MEANS FOR IMPLEMENTATION OF PLAN

         21.1 Merger Agreement: The Merger Agreement shall be executed on or before the conclusion of the hearing on the confirmation of the Plan.

         21.2 Merger with N-Vision: On the Effective Date, Ponder and N-Vision will engage in a reverse merger pursuant to the terms of a Merger Agreement substantially in the form as that attached hereto as Exhibit "1."

         21.3 Cancellation of Securities and Issuance of NEWCO Common Stock: On the Effective Date, all existing Common Stock and Preferred Stock of Ponder, and all options, warrants, or other rights to acquire such stock, shall be canceled, annulled and extinguished, and new certificates representing shares of NEWCO Common Stock shall be issued.
         21.4 Execution of New Instruments: On or before the Effective Date, NEWCO shall execute and deliver such instruments, trust agreements, and other documents as are necessary to evidence its obligations to all Classes of Creditors under the Plan.

                                   ARTICLE 22
             CREDITORS' COMMITTEE ANDPLAN ADMINISTRATION COMMITTEE

        22.1 Dissolution ofCreditors'Committee: The Creditors' Committee shall continue in existence until the Consummation Date, to exercise those powers and perform those duties specified in section 1103 of the Bankruptcy Code, and shall perform such other duties as it may have been assigned by the Bankruptcy Court prior to the Consummation Date. The Creditors' Committee shall be dissolved as of the Effective Date and the duties of the Committee and its professionals and its members shall be deemed released (i) of all their duties, responsibilities and obligations in connection with the Chapter 11 Case or the Plan and its implementation, and (ii) from all claims and causes of action relating to or arising directly or indirectly from services performed. On the Effective Date, retention or employment of the Creditors' Committee's Professionals and other agents shall terminate.

         22.2   Creation of Plan Administration Committee:

         22.2.1 On the Effective Date, the Plan Administration Committee shall be formed and constituted and shall consist of:

                  1.       IRI International Corp.;
                  2.       Smith International;
                  3.       Black Max Downhole Tools, Inc.; and
                  4.       Weatherford, Inc.

         22.2.2 In the event that a Plan Administration Committee member sells, transfers or assigns any right to or interest in its Allowed Class 7 Claim, said member shall be immediately removed. The remaining Plan Administration Committee members will elect a replacement member.

         22.3 Procedures: The Plan Administration Committee shall adopt bylaws which shall provide for the governance of the Plan Administration Committee.

         22.4 Function: The Plan Administration Committee shall have the following powers and responsibilities:

         22.4.1 The Plan Administration Committee shall monitor the performance of the Liquidating Trust of its obligations under the Plan.

         22.4.2 The Plan Administration Committee shall be responsible for the termination, selection and replacement of the Trustee.

         22.4.3 The Plan Administration Committee shall review and either approve or reject in its discretion the:

                  (a)  proposals by the Trustee to borrow money or grant liens;

                  (b) proposals by the Trustee to sell assets with a value in excess of $25,000;

                  (c)  proposals to modify the Plan;

                  (d) proposals by the Trustee to postpone the scheduled date of a distribution to holders of Allowed Class 7 Claims;

                  (e) proposals by the Trustee with respect to initiation and prosecution of litigation, including but not limited to, claim objections; and

                  (f) proposals by the Trustee with respect to disposition and settlement of any claim or litigation.

         22.4.4 The Plan Administration Committee shall have such other powers and responsibilities as set forth in this Plan and the Trust Agreement.

         22.4.5 A Plan Administration Committee member shall recuse itself from participation in decision making by the Plan Administration Committee on matters in which there is a conflict of interest.

         22.5 Duration: The Plan Administration Committee shall remain in existence until such time as the final distributions to Allowed Class 7 Claims under the Plan have been made by the Trust.

         22.6 Compensation and Expenses: The members of the Plan Administration Committee shall serve without compensation for their performance of services as members of the Plan Administration Committee, except that they shall be entitled to reimbursement of reasonable expenses by the Trust.

         22.7 Retention of Professionals: The Plan Administration Committee shall have the right to retain the services of attorneys, accountants, and other agents which, in the discretion of the Plan Administration Committee, are necessary to assist the Plan Administration Committee in the performance of its duties. The fees and expenses of such Professionals shall be paid by the Trust upon the monthly submission of bills to the Trust and the Plan Administration Committee. The payment of the fees and expenses of the Plan Administration Committee's retained Professionals shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court.

         22.8 Liability; Indemnification: Neither the Plan Administration Committee, nor any of its members, designees, or Professionals, nor any duly designated agent or representative of the Plan Administration Committee, or their respective employees, shall be liable for the act or omission of any other member, designee, agent, or representative of the Plan Administration Committee, nor shall any member be liable for any act or omission taken or omitted to be taken in its capacity as a member of the Plan Administration Committee, other than acts or omissions resulting from such member's willful misconduct or gross negligence. The Plan Administration Committee may, in connection with the performance of its functions, and in its sole and absolute discretion, consult with counsel, accountants and its agents, and shall not be liable for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such Professionals. Notwithstanding such authority, the Plan Administration Committee shall be under no obligation to consult with counsel, accountants or its agents, and its determination to not do so shall not result in the imposition of liability on the Plan Administration Committee, or its members and/or designees, unless such determination is based on willful misconduct or gross negligence. The Trust shall indemnify and hold harmless the Plan Administration Committee and its members, designees, and Professionals, and any duly designated agent or representative thereof (in their capacity as such), from and against and in respect to any and all liabilities, losses, damages, claims, costs and expenses, including, but not limited to attorneys' fees arising out of or due to their actions or omissions, or consequences of such actions or omissions, other than as a result of their willful misconduct or gross negligence, with respect to the Trust or the implementation or administration of the Plan.

                                   ARTICLE 23

                            PROCEDURES FOR RESOLVING
                         DISPUTED CLAIMS UNDER THE PLAN

         23.1 Bar Date for Objections to Claims: Except as otherwise set forth in the Plan, objections to Claims shall be made and filed by the Trustee and/or any other party in interest and shall be served upon the holders of such Claims, if any, to which objections are made and filed with the Bankruptcy Court as soon as practicable. Objections shall be filed on or prior to the Claims Objection Deadline.

         23.2 Prosecution of Objections to Claims: The Trustee shall use its best efforts to object to, compromise and/or settle all Claims at amounts accurately reflecting the amount of each respective Creditor's allowable Claim, subject to reasonable litigation expense limits. The Trustee shall litigate to judgment, settlement or withdrawal all objections that it may file. Any other party filing an objection shall be responsible for prosecuting to judgment, settlement or withdrawal its objections. The Trustee shall be permitted to settle any Disputed Claims as to which objections are not timely filed by parties in interest other than the Trustee without further notice or Court approval. Any stipulations regarding a Claim filed by a Claimant and the Trustee shall be deemed an amendment to any previously filed proof of claim and shall be deemed an amendment by the Debtor to its Schedules, and any modifications or supplements thereto. Any proposed settlement of an objection filed by a party in interest other than the Trustee shall be consented to by the Trustee in writing or shall be approved by the Court before becoming effective.

                                   ARTICLE 24

               DISCHARGE OF DEBTOR; INJUNCTION; VESTING OF ASSETS

         24.1 Discharge of Debtor: Except as otherwise provided in this Plan or in the Confirmation Order, entry of the Confirmation Order acts as a Discharge effective as of the Effective Date of any and all Claims against and Equity Interests in the Debtor or any of its Assets or properties. In addition, pursuant to the Confirmation Order the substantial consummation of the Plan on the Effective Date acts as a Discharge effective as of the Effective Date of all Claims and Equity Interests of any holder of a Claim against or Equity Interest in the Debtor that is classified under this Plan and any direct or indirect right or Claim such Person had or may have had against the Debtor. The discharge of the Debtor shall be effective as to each Claim or Interest except as otherwise expressly provided for in the Confirmation Order, regardless of whether a proof of Claim or Equity Interest therefore was filed, whether the Claim or Equity Interest is a Disputed Claim or Equity Interest or an Allowed Claim, Allowed Interest or Allowed Administrative Claim, or whether the holder thereof votes to accept or reject the Plan.

         24.2 Injunction: Except as provided in the Plan or Confirmation Order, on and as of the Effective Date all entities that have transferred by sale or otherwise, currently hold or may come to hold a Claim or other debt or liability that is Discharged or an Equity Interest or other right of an equity security holder that is canceled pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such Discharged Claims, debts or liabilities or terminated Equity Interests: (a) asserting commencing or continuing in any manner any action or other proceeding against NEWCO or its property; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against NEWCO or its property; (c) creating, perfecting or enforcing any lien or encumbrance against NEWCO or its property; (d) asserting a setoff, right of subrogation or recoupment right of any kind against any debt, liability or obligation due to NEWCO or in connection with its property; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

         24.3 Vesting of Assets: Except as otherwise provided by the Plan, on the Effective Date of the Plan, all of the Assets and property described in the Conveyance Documents, including all Causes of Action, shall vest in the Trustee in accordance with ss. 1141 of the Bankruptcy Code, subject to all liens, claims and encumbrances of any kind or nature. Provided however that all rights of NEWCO and property to be retained by NEWCO pursuant to the terms of the Merger agreement remain with NEWCO and that no assets existing in N-Vision prior to the Effective Date shall be transferred to the Trustee on account of this Plan. The Confirmation Order shall constitute a judicial determination of Discharge of the Debtor's liabilities, except as provided in the Plan.

         24.4 Release of Officers and Directors; Indemnification: On the Effective Date Eugene L. Butler, Chairman, President and Chief Executive Officer; Barry L. Cromeans, Vice President and Controller; Gerald L. Slaughter, Senior Vice President and Chief Financial Officer; and Shirley G. Meyers, Vice President and Corporate Secretary, shall be released of any and all of Debtor's Causes of Action arising from or relating to their employment by the Debtor, excluding actions based on gross negligence or willful misconduct. In order to effectuate such release, NEWCO shall indemnify such current officers and directors from any and all damages, costs (including reasonable attorneys' fees) and other liabilities arising from or relating to such Causes of Action, excluding actions based on gross negligence or willful misconduct. NEWCO shall continue to maintain D&O policies with respect to such indemnities.

         24.5 Releases. On the Effective Date, except as otherwise expressly contemplated by this Plan, each holder (and trustees and agents on behalf of each holder) of a Claim or Equity Interest and the Debtor shall be deemed to have forever waived, released and discharged the Committee, each member of the Committee, and each of their respective present and former agents, advisors and professionals from any and all rights, claims and liabilities arising prior to the Effective Date, on the Effective Date, out of or relating to such Claim or Equity Interest of any such holder or otherwise relating to the activities of the Committee, excluding actions based on gross negligence or wilful misconduct. Persons deemed to have released Claims pursuant to this Section 24.5 shall be forever precluded from asserting any such Claim against any released Person.

                                   ARTICLE 25

                        MODIFICATIONS AND INTERPRETATION
                         OF THE PLAN; GENERAL PROVISIONS

         25.1 Modification: This Plan may be altered, amended or modified by the Debtor in the manner provided for by ss. 1127 of the Bankruptcy Code or as otherwise permitted by law.

         25.2 Headings: The headings used in this Plan are inserted for convenience only and neither constitute a portion of this Plan nor in any manner affect the provisions or interpretations of this Plan.

         25.3 Severability: Should the Bankruptcy Court determine that any provision in this Plan be determined to be unenforceable, either on its face or as applied to any Claim or Equity Interest or transaction, the Debtor may modify this Plan in accordance with Article 25.1 of this Plan so that such provision shall not be applicable to the holder of any Claim or Equity interest. Such determination shall in no way limit or affect the enforceability and operative effect of any other provision within this Plan.

         25.4 Successors and Assigns; Transferability: The rights and obligations of any Person named or referred to in this Plan shall inure to the benefit of, and shall be binding upon, as the case may be, the successors and assigns of such Person.

         25.5 Governing Law: Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, the rights, obligations and provisions of this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas without giving effect to the conflicts of laws principles thereof.

         25.6 Revocation: The Debtor reserves the right to revoke and withdraw this Plan prior to the Effective Date. If the Debtor revokes or withdraws this Plan or if the Effective Date does not occur, then this Plan shall be deemed null and void and in such event nothing herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtor or any Persons in any further proceeding involving the Debtor.

         25.7 Compliance with Tax Requirements: In connection with the Plan, the Trustee shall comply with all withholding and reporting requirements imposed by federal, state, local and foreign taxing authorities and all distributions hereunder shall be subject to such withholding and reporting requirements.

         25.8 Compliance with Applicable Laws: If notified by any governmental authority that it is in violation of any applicable law, rule, regulation or order of such governmental authority relating to its business, NEWCO shall comply with such law, rule, regulation or order; provided, however, that nothing contained herein shall require such compliance by NEWCO where the legality or applicability of such law, rule, regulation or order is being contested in good faith in appropriate proceedings by NEWCO and, if appropriate, for which an adequate reserve has been set aside on the books of NEWCO.

         25.9 Business Days: In the event that any payment or distribution to be made hereunder would otherwise be required to be made on a day that is not a Business Day, such payment or distribution shall instead be made on the next succeeding Business Day.

         25.10 Payment of Statutory Fees: All fees payable  pursuant to  28
U.S.C.ss. 1930, as determined by  the  Bankruptcy  Court  at  the   Confirmation
hearing, shall be paid on or before the Effective Date.

         25.11   Conflict:   In  the  event  that  there  is  any   conflict  or
inconsistency between this plan, the Merger Agreement and/or the Disclosure Statement, the terms and provisions of this Plan shall govern.

         25.12 Notices: Except as otherwise specified in the Plan, all notices and requests hereunder shall be given by any written means, including, but not limited to, telex, telecopy, telegram, first class mail, express mail or similar overnight delivery service and hand-delivered letter; and any such notice or request shall be deemed to have been given when received. Notices shall be given as follows:

TO DEBTOR, IN CARE OF:

Sheinfeld, Maley & Kay, P.C.
Attention: Joel P. Kay, Esq.
---------
1001 Fannin Street, Suite 3700
Houston, Texas  77002-6797

TO CREDITORS' COMMITTEE:

Ware, Snow, Fogel & Jackson, L.L.P.
Attention:  Phil F. Snow, Esq.
---------
1111 Bagby, 49th Floor
Houston, Texas  77002



       25.13 Computation of Time: In computing any time prescribed by this Plan, the day of the act, event or default from which the designated period of time begins to run shall not be included.The last day of the period so computed shall be included, unless it is a Saturday, a Sunday, or a "legal holiday" as defined in Bankruptcy Rule 9006(a), in which event the period runs until the end of the next day which is not one of the aforementioned days.

         25.14 Consent and Ratification: Fishing Tools, Inc. and Ponder Energy Services, Inc. consent to and agree to be bound by the terms of the Plan.

                                   ARTICLE 26

                 PROVISIONS FOR RETENTION OF JURISDICTION BY THE
                BANKRUPTCY COURT FOR SUPERVISION OF CONSUMMATION

         The Bankruptcy Court shall retain jurisdiction over all matters arising under, or arising in, or relating to the Chapter 11 Case or this Plan to the fullest extent permitted by 28 U.S.C. ss. 1334 to hear, and by 28 U.S.C. ss. 157 to determine, all proceedings in respect thereof, including, but not limited to, proceedings for supervision of the Plan. Specifically, but without limitation, and if applicable law provides, the Bankruptcy Court shall have jurisdiction:

         (a) to hear and determine any and all objections or other matters relating to the allowance of Claims including,without limitation, Administrative Claims;

         (b) to hear and determine any and all applications for allowance and payment of fees and expenses made by attorneys and other professionals pursuant to Sections 330 or 503 of the Bankruptcy Code, or for payment of any other fees or expenses authorized to be paid or reimbursed by the Debtor pursuant to provisions within the Bankruptcy Code, and any objections thereto;

         (c) to hear and determine any and all pending applications for rejection, assumption or assumption and assignment, as the case may be, of unexpired leases and executory contracts to which the Debtor is a party or with respect to which it may be liable, any and all Claims arising therefrom; and any other issue that may arise under Section 365 of the Bankruptcy Code;

         (d) to hear and determine any and all motions, applications, adversary proceedings and contested or litigated matters regarding Claims or interest, accrued prior to the Confirmation Date, as to assets revested pursuant to ss. 1141 of the Bankruptcy Code;

         (e) to consider and approve modifications of or amendments to the Plan;

         (f) to hear and determine disputes regarding the implementation or consummation of the Plan;

         (g) to hear and determine all controversies, disputes, settlements, and suits which may arise in connection with the interpretation or enforcement of this Plan, or in connection with the enforcement of remedies under this Plan;

         (h) to hear and determine during the period in which the Chapter 11 Case remains open all controversies, disputes and issues relating to the Discharge of the Debtor;

         (i) to consider and approve compromises, settlements and adjudications of any objections to Claims;

         (j) to estimate disputed, contingent and unliquidated Claims for purposes of distribution under the Plan;

         (k) to correct any defect, cure any omission or reconcile any inconsistency in the Plan;

         (l) to resolve any issues or disputes relating to the revesting of title, sale, or liquidation of Assets in accordance with provisions within the Plan;

         (m) to enter a final decree closing the Chapter 11 Case;

         (n) to hear and determine matters concerning state, local and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code;

         (o) to hear and determine any matters arising in connection with or related to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, conveyance, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, including the Plan Documents;

         (p) to hear and determine any and all adversary proceedings, motions, applications and contested or litigated matters, including, but not limited to, all claims and causes of action pursuant to 11 U.S.C. ss.ss. 510, 542, 543, 544, 545, 546, 547, 548, 549, 550 and 551, as well as any claim, cause of action or right described elsewhere in the Plan or in the Disclosure Statement;

         (q) hear and determine all Causes of Action filed after the Effective Date by the Trustee;

         (r)  to  enforce  all  orders,   judgments,   injunctions,   releases,
exceptions,indemnifications and rulings entered in connection with this Chapter 11 case;

         (s) to hear and determine all matters related to the property of Debtor's Chapter 11 estate or the property and rights of the Liquidating Trust from and after the Effective Date;

         (t) to hear and determine any other matter not inconsistent with the Bankruptcy Code and title 28 of the United States Code that may arise in connection with or related to this Plan; and

         (u) to hear and determine such other matters as may arise in connection with the Plan or the Confirmation Order.


DATED:   November ____, 2000
                                 PONDER INDUSTRIES, INC.,
                                 Debtor and Debtor in Possession



                                 By:
                                    -------------------------------------
                                     Eugene L. Butler
                                     Chairman of the Board and President

                                 SHEINFELD, MALEY & KAY, P.C.



                                 By:
                                    -------------------------------------
                                      Joel P. Kay, Esq.
                                      Texas Bar No. :11121000
                                      Robert K. Lum, Esq.
                                      Texas Bar No.: 24002503
                                      SHEINFELD, MALEY & KAY, P.C.
                                      1001 Fannin Street, Suite 3700
                                      Houston, Texas  77002-6796
                                      Telephone: (713) 658-8881
                                      Telecopier: (713) 658-9756

                                 ATTORNEYS FOR PONDER INDUSTRIES, INC.
AGREED TO:

FISHING TOOLS, INC.

By:
   ----------------------------------
     Eugene L. Butler, President


PONDER ENERGY SERVICES, INC.

By:
   ----------------------------------
     Eugene L. Butler, President